                                                                  EXHIBIT 10 (a)


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of July, 1997 by and between THE UNION CORPORATION, a Delaware corporation (the "Company"), and MELVIN L. COOPER (the "Employee"):

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Company and Employee are parties to an Amended and Restated Employment Agreement dated as of November 10, 1988 (the "Amended Employment Agreement"), pursuant to which, among other things, Employee agreed to serve as Chairman of the Board and Chief Executive Officer of Company upon the terms set forth therein; and

     WHEREAS, Employee has continuously served as Chairman of the Board and Chief Executive Officer of the Corporation until the date hereof; and

     WHEREAS, said parties have further amended the Amended Employment Agreement pursuant to Amendments dated September 13, 1990, September 1, 1992, March 15, 1995 and November 14, 1996; and

     WHEREAS, Company and Employee desire to make certain further amendments thereto as set forth herein and restate in its entirety the Amended Employment Agreement;

     NOW, THEREFORE, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee hereby amend and restate in its entirety the Amended Employment Agreement as follows:

1.  Employment and Duties.
    ---------------------

     (a) From and after the date of this Agreement and continuing through the Term of Active Employment (as hereinafter defined), Employee shall serve as Chairman of the Board of Company and his duties hereunder shall consist of presiding at all meetings of the Board of Directors of Company and its stockholders, and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.

     (b) At the request of Employee and throughout the Term of Service (as hereinafter defined), Company will provide Employee with an office and a private secretary of his choosing in New York City (or other location in the United States designated by him) commensurate with his responsibilities as determined by Employee.

2.  Term of This Agreement; Term of Service; Term of Active Employment.
    ------------------------------------------------------------------

     (a) Employee's employment under this Agreement commenced as of January 1, 1986 and shall continue hereunder until December 31, 1998 (hereinafter called the "Term of Active Employment").

     (b) The phrase "Term of Service" shall mean the Term of Active Employment, together with the period thereafter in which Employee provides consulting services hereunder pursuant to Section 7.

     (c) The phrase "Term of this Agreement" shall mean that period ending at the end of the Term of Service, or upon the termination of this Agreement in accordance with any of its terms, whichever first occurs.

3.  Place of Employment.  Employee shall be employed in New York City (or other
    -------------------
location in the United States designated by him), subject to necessary travel on Company business as determined by Employee.

4.  Directorships.  During the Term of this Agreement, at Employee's request,
    -------------
Employee shall be nominated by the management of Company for election as a director of Company at each annual meeting of shareholders at which his term of office as a director shall expire. At Employee's request, during the Term of Active Employment, Company shall cause Employee to be elected to the Board of Directors of each of its subsidiaries.

5.  Restrictive Covenants.
    ---------------------

     (a) Employee covenants and agrees that during the Term of this Agreement:

     (i) and for a period of two (2) years thereafter he shall not (except to the extent approved by the Board and except in the good faith performance of his duties on behalf of Company or any Affiliate (as such term is hereinafter defined)) disclose to any person, corporation, firm, partnership or other entity whatsoever (except Company or any of its Affiliates) or any officer, director, stockholder, partner, associate, employee, agent or representative of any such covered person, corporation, firm, partnership or other entity, any "Confidential Information". Confidential Information shall mean information received by Employee during the course of his employment by Company relating to the business and affairs of Company or any of its Affiliates, including, without limitation, information concerning their customers, prospective customers, facilities, equipment, lease arrangements, staff, trade secrets, discoveries, ideas, methods, surveys, research and any other information relating to the business and objectives of Company and its Affiliates. Confidential Information shall not include information which (A) becomes generally available to the public other than as a result of a disclosure by Employee, (B) was available to Employee on a non-confidential basis prior to its disclosure to him by Company or any of its Affiliates or (C) becomes available to Employee on a non-confidential basis from a source other than Company or any of its Affiliates, provided that such source is not bound by a confidentiality agreement with Company and any of its Affiliates. "Affiliate" for purposes of this Agreement shall mean, with respect to Company, any person, firm or corporation directly or indirectly controlled by, controlling or under common control with Company.

     (ii) he shall exercise reasonable precautions to protect the integrity of customer and prospective customers lists, agreements, contracts or any other documents embodying any confidential information and, upon termination of the Term of Service, he shall return to Company all such documents (and copies thereof) in his possession or control.

     (iii) and for two years thereafter he shall not, in any way, be engaged, directly or indirectly, in the United States, as an employee, partner, proprietor, officer, director, consultant, agent, or stockholder of any corporation, partnership, proprietorship or other form of business entity, which is engaged in substantially the same line of business as any business carried on by Company at the time of such termination and thereafter continued during said two year period. The foregoing notwithstanding, Employee may own, as an inactive investor, securities of any competitor corporation of a class either
(1) listed on any United States securities exchange or (2) traded on the over-the-counter market in the United States and listed on any generally accepted quotation service, so long as his holdings in any one such corporation shall not, in the aggregate, cost Employee in excess of $200,000 or constitute more than 5% of the voting stock of such corporation;

     (iv) and for two years thereafter he shall not seek to persuade any director, officer or employee of Company or any Affiliate to discontinue such person's status or employment with Company or such Affiliate, nor to become employed in any activity similar to or competitive with the activities described in (iii) above, nor will he hire or retain any such person, nor will he solicit or cause or authorize, directly or indirectly, to be solicited, for or on behalf of himself or any third party, any such business from others who are, at any time within two years prior to the termination of this Agreement, customers of Company; provided that the foregoing shall not be construed to derogate from Employee's authority to terminate or otherwise deal with employees of Company or its subsidiaries who are subordinate to him.

     (b) The provisions of subsections 5 (a) (iii) and (iv) hereof to the contrary notwithstanding, if this Agreement is terminated by reason of a breach by Company, the restrictions contained therein shall end upon such termination.

     (c) If any of the restrictions contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to be enforceable to the extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

     (d) Employee acknowledges that were he to breach the provisions of this
Section 5, the damages to Company and its Affiliates would be irreparable, and therefore he agrees that, in addition to provable damages and reasonable attorneys' fees, Company and its Affiliates shall be entitled to seek equitable relief to enforce their rights hereunder, provided, however, that in the event
                                          --------  -------
of a breach of the provisions of this Section 5 by Employee subsequent to his discharge Without Cause resulting from a Change of Control Event (as defined in Section 10 (b) of this Agreement), the sole relief to which Company and its Affiliates shall be entitled in respect of such breach is specific performance by Employee.

     (e) Anything contained herein to the contrary notwithstanding, if Employee is discharged Without Cause resulting from a Change of Control Event, the restrictions and obligations imposed on Employee by this Section 5 shall remain in effect until Employee's death, except that the provisions of subsection 5 (a)
(iv) shall not be deemed to prevent Employee from hiring or retaining any person who was a director, officer or employee of Company on or before the date of Employee's discharge.

6.  Compensation.
    -------------

     (a) Commencing January 1, 1986 and continuing until December 31, 1998 or the termination of the Term of Active Employment, whichever first occurs, Company shall pay or cause to be paid to Employee an aggregate minimum annual salary of $225,000 for all his services to Company and its subsidiaries. Such salary shall increase each year by not less than the adjustment required to match any increase in the Consumer Price Index or its equivalent. Such salary shall be increased accordingly but shall not thereafter be decreased without the written consent of Employee. As of 1 July 1997 Employee's annual salary is $349,260, payable at the monthly rate of $29,105. As used herein, "Salary" shall mean the salary at its rate at the time of measurement as it shall have been increased pursuant hereto.

     (b) In addition to the salary payable pursuant to subsection (a) hereof, Employee shall be paid a bonus (the "Bonus") not later than 75 days after the end of each fiscal year of Company (a fiscal year of the Company is a consecutive twelve (12) month period ending on 30 June) (such ended fiscal year herein called the "Bonus Year") equal to

     (i) ten percent (10%) of the amount by which the Consolidated Pre-tax Income of Company (as defined below) of the Bonus Year during the Term of Active Employment exceeds the opening consolidated net worth of Company at the commencement of the Bonus Year, times

     (ii) the average coupon equivalent rate during the Bonus Year for 13 week Treasury Bills of the United States Treasury Department based upon the rate reported by the Treasury Department in the weekly auctions.

Consolidated Pre-tax Income of Company shall mean the consolidated pre-tax income of the Company and all of its subsidiaries computed without regard to unusual, nonrecurring gains or losses not resulting from current operations of Company and its operating subsidiaries or charges or reserves for liabilities attributable to discontinued operations.

The Bonus shall not exceed, in respect of any Bonus Year, 100% of the compensation paid to Employee pursuant to subsection (a) above during such Bonus Year. The Bonus shall be pro-rated if Employee is employed only during a portion of a Bonus Year. If Employee is prevented from performing his duties hereunder as a result of Disability (as hereinafter defined) for a period in excess of 365 consecutive days, the Bonus shall be pro-rated by treating any period of such excess as a period when Employee is not employed, but solely for the purpose of computing the Bonus.

     (c) As Employee has been employed pursuant to the Agreement for not less than three (3) calendar years, Employee shall be entitled to an annual pension (the "Pension") equal to fifty percent (50%) of the highest aggregate annual compensation paid and credited to him pursuant to subsections 6(a) and (b) hereof during the last three (3) calendar years of his Term of Active Employment. As used in Sections 6 (c) and 7 (b), aggregate annual compensation shall include Salary and Bonus as described in subsections 6 (a) and (b) above, but shall not include fringe benefits or income realized as a result of the exercise of stock options or settlement rights. The Pension shall be payable as provided in subsection 11
(c) (iv) or  Sections 13 and 14 of this Agreement.

     (d) During the Term of Active Employment:

     (i) Company authorizes Employee to incur such expenses as are reasonable and proper in the conduct of Company's business, and Company shall reimburse him monthly for such expenses upon submission of a reasonably detailed accounting thereof, with appropriate substantiation.

     (ii) Company shall provide to Employee at his request for his use one late model luxury automobile and shall pay all expenses in connection therewith, including garage, insurance, maintenance and repair, or shall reimburse him for all business use of an automobile owned by him.

     (iii) At Employee's request, Company shall pay for his membership in two social clubs deemed by him to be useful for the conduct or enhancement of Company business.

     (iv) Company shall compensate Employee annually an amount not exceeding 10% of his Salary for the cost of legal and accounting services rendered to him, payment to be made on submission of statements for such services (the "Benefit Amount").

     (e) During the Term of Active Employment, Employee shall be entitled to participate in all employee benefit plans which may be available on the date hereof or in the future by Company to employees serving Company or its subsidiaries in an executive capacity. Benefits for Employee under such plans shall be at least as great as those offered to any other employee of Company and its subsidiaries and to any other person who regularly performs substantial services for Company other than in the capacity of director.

     (f) Employee shall be entitled to vacation time of one month in each calendar year during the Term of Active Employment. Vacation periods need not be consecutive and shall carry over to extent unused or, at Employee's request, shall be paid to Employee forthwith or upon termination of the Term of Active Employment, as he shall elect.

7.   Consulting.
     ----------

     (a) Commencing upon the termination of the Term of Active Employment for any reason other than "Cause" (as defined in Section 11(c)), and continuing thereafter for the life of Employee, Employee shall make himself reasonably available, except during periods when illness or disability make it impossible, to render such advisory and consulting services to Company as it may reasonably request (the "Consulting Services"). Consulting Services shall not require travel, except with Employee's consent, and may be performed in person or by telephone, mail or facsimile or electronic transmission, as appropriate.

     (b) In consideration for the Consulting Services, Employee shall be paid a monthly consulting fee (the "Consulting Fee") equal to fifty percent (50%) of the average monthly compensation paid and credited to him pursuant to subsections 6 (a) and (b) hereof in any twelve (12) months during the thirty-six
(36) calendar months immediately preceding the termination of the Term of Active Employment. The Consulting Fee shall be payable as provided in Sections 13 and 14 of this Agreement.

     (c) Employee shall be reimbursed for his business, living and travel expenses incurred in connection with Consulting Services when Employee has consented to travel at Company's request. In the event of a breach by Employee of his obligations under this Section 7 subsequent to a Change of Control Event, the sole relief to which Company shall be entitled hereunder in respect of such breach is specific performance. Following the expiration of the Term of Active Employment and continuing throughout the Term of Service, Employee shall at his election made from time to time be either an independent contractor or an employee of Company.

8.  Disability.
    ----------

     (a) If Employee should suffer illness or disability rendering him incapable of performing his duties hereunder (a "Disability") during the Term of Active Employment, Company shall continue the payment of compensation to him during the continuance of the Disability as follows:

     (i) at the full Salary and Bonus for the first 365 consecutive days of the Disability; and

     (ii) at one-half of the Salary and Bonus (but with respect to Bonus, only to the extent it was earned prior to or during the first 365 consecutive days of the Disability) for the next succeeding 365 consecutive days.

     (b) If Employee does not return to full-time, active employment prior to the end of such 730 consecutive days period, then his Term of Active Employment shall forthwith end upon notice to Employee by Company.

     (c) If Employee returns to full-time, active employment prior to the end of such 730 consecutive days period, Company shall resume the payment of Salary and Bonus immediately upon Employee's return.

     (d) The foregoing provisions shall apply to each separate Disability.

     (e) A Disability for purposes hereof shall be determined by a physician licensed to practice in the State of New York approved by Employee.

9.  Insurance.
    ---------

     (a) Subject to the provisions of subsection 9 (d), throughout the Term of Service, Company shall:

     (i) include Employee and his spouse in its present group accident, hospitalization, major medical, dental and life insurance plans, and provide to Employee disability insurance on a non-cancelable basis, if available, and attempt, in addition, to secure reasonable excess medical and hospitalization insurance covering Employee and his spouse as beneficiaries; as Employee has been employed hereunder for at least six (6) years, such hospitalization, major medical and dental insurance shall be provided for the lives of the Employee and his spouse.

     (ii) provide life insurance on the life of Employee in the principal amount of $1,000,000; the beneficiary or beneficiaries of said insurance shall be as designated in writing to Company by Employee, and the owner of the policy shall be Employee or his assigns.

     (iii) provide travel and accident insurance in the amount of at least $1,000,000, payable to persons designated from time to time by Employee.

Company shall pay all the premiums payable on all of the insurance described in this subsection 9 (a) (hereinafter called "Insurance Coverages").

     (b) As soon as practicable (but not more than thirty (30) days) after receipt by Company of written notice to such effect from Employee, Company shall transfer and assign to Employee any policy of life insurance then owned by Company on his life. Upon such transfer, Employee shall be required to reimburse Company for the cash surrender value, if any, of such policies. The foregoing notwithstanding, Company shall continue to pay timely, or to reimburse Employee for, as the case may be, the premiums in respect of such insurance for the balance of the Term of Service.

     (c) In the event of the termination of the Term of Active Employment for any reason, Employee shall be entitled to

           (i)   elect either to

                [A] continue coverage for himself and his spouse under Company's medical, dental and hospitalization plans for their respective lives, provided that such coverage shall, through their joint lives and the life of the survivor, be at least equal to the coverage (as measured by the type and scope of coverage and the level of benefits) in effect on the date of such termination, or

                [B] receive, within ten (10) business days following such termination, the Actuarial Equivalent (as described in Subsection 14 (b), but specifically pertaining to the medical, dental, and hospitalization coverage and excess medical and hospitalization insurance described in subsection 9(a) (i)) of the total amount that would be sufficient to pay all premiums payable or to become payable throughout the period in which such insurance is to remain effective as provided in this Agreement for such medical, dental and hospitalization coverage, based on

                     [I] the life expectancies of Employee and his spouse (based on the 1983 Blended Group Annuity Mortality Table (hereafter the "1983 Table"),

                     [II] the premiums that Employee and his spouse would have to pay for comparable coverage at the time of such termination, and

                     [III]  the applicable Discount Rate; and

     (ii)  elect either to

          [A] receive, within ten (10) business days following such termination, the Actuarial Equivalent (as described in Subsection 14(b), but specifically pertaining to the life insurance, disability and travel and accident insurance policies described in subsection 9(a) (ii) and (iii)) of the premiums payable and to become payable throughout the period in which such insurance is to remain effective as provided in this Agreement on such life insurance, disability and travel and accident insurance policies then maintained by Company for Employee's benefit, based on

                     [I]  his life expectancy (based on the 1983 Table),

                     [II] the premiums that Employee would have to pay for comparable coverage at the time of such termination , and

                     [III]  the applicable Discount Rate; or

          [B] have Company prepay all of such premiums so that such policies shall remain in force for the life of Employee.

     (d) Upon the occurrence of a Material Breach, if Employee does not elect either of the options provided for in subsection 9 (c) (i), Company will forthwith

          (i) deposit with the applicable insurer or, if Company is self-insured or its insurance program is administered by a third party, with an insurance carrier selected by Employee, amounts sufficient to prepay all premiums for the medical, dental and hospitalization insurance coverage to which Employee and his spouse are entitled hereunder, or

          (ii) if such prepayment arrangement cannot be made with a particular insurer, deposit in a trust thereupon established by Company for the benefit of Employee and his spouse, the amount that would reasonably be necessary to pay the premiums as they become due on such policies, based on the actuarially determined life expectancies of Employee and his spouse based on the 1983 Table, and the premiums that Employee and spouse would have to pay for comparable coverage; Company shall use its best efforts to structure such trust such that Employee and spouse shall not be deemed to have received income by virtue of such arrangement until such time, and only to the extent that, such premiums are actually paid.

10.  Material Breaches by Company.
     ----------------------------

     (a) It is a major premise of this Agreement that a "Material Breach" (as described in subsections 10 (b) and (c) below of this Agreement by Company will cause irreparable damage and harm to Employee and that such damage and harm will be real and extensive but incapable or very difficult of accurate estimation because, among other things, Employee will lose the compensation and other benefits payable hereunder, Employee will lose the opportunity to gain additional valuable executive experience and the opportunity to enhance his business and executive reputation by performing the duties of a senior executive officer of a large corporation, the loss of which may damage his reputation in the business community; furthermore, Employee's duty to mitigate damages in the event of such a Material Breach may be subject to controversy and disagreement in that an opportunity to mitigate damage may or may not present itself, the opportunity may or may not be appropriate to Employee or to one with his status, reputation and experience, and Employee's diligence in pursuing or not pursuing such an opportunity may be subject to dispute. Therefore, in the event of a Material Breach Employee shall;

     (i) continue to be entitled to all benefits provided by this Agreement as if he had continued to be employed hereunder for the full term hereof:

     (ii) have no duty to mitigate damages; and

     (iii)  be entitled to terminate the Term of Active Employment.

   (b) If, at any time after the date hereof and during the Term of Active Employment, any of the following occur, such occurrence (each a "Change of Control Event") shall be considered a Material Breach by Company of this Agreement::

     (i) Company contracts to or actually consummates a statutory merger or sale of a substantial portion of its assets to another corporation or otherwise consolidates or amalgamates with another corporation, the purpose or result of which would be a change in either "control" of Company (as generally described in subsection (vi) hereof) or Employee's mode or conditions of employment; or

     (ii) more than 20% of Company's then issued and outstanding voting stock shall have been purchased or acquired (or voting rights with respect thereto shall have been acquired) by a person, corporation or group thereof acting in concert, the purpose or result of which would be a change in either "control" of Company (as generally described in subsection (vi) hereof) or Employee's mode or conditions of employment; or

     (iii) a majority of the Board of Directors of Company consists of persons other than nominees of management of Company; or

     (iv) Employee is not nominated for any directorship as provided by Section 4 hereunder or, if nominated, he is not elected by the shareholders or if there appears to either Employee or Company to be a clear and reasonable probability (judging, among other things, by proxy return, competitive proxy solicitations, or adverse vote campaigns) that Employee may not be so elected; or

     (v) there is mounted or carried on an effort, by way of litigation or otherwise, by Company or others (including but not limited to other company employees, shareholders or other third parties) to attack or substantially alter any of the terms or conditions of this Agreement or to induce or force Employee to change the mode or conditions of his employment hereunder or to resign or otherwise terminate or modify his employment with Company; or

     (vi) a transaction or circumstance occurs or eventuates which reasonably may be construed as effecting or constituting a clear and present probability of effecting a change in "control" of Company, as "control" is generally or reasonably understood in the business community.

     (c) Company commits a Material Breach of this Agreement if, without the consent of Employee, it

     (i) removes Employee from the position of Chairman of the Board prior to the expiration of the Term of Active Employment, or

     (ii) significantly changes Employee's duties.

11.  Termination of the Term of Service and of the Term of Active Employment.
     -----------------------------------------------------------------------

     (a) The Term of Service and the Term of Active Employment may be terminated in the following ways:

     (i) By the Company "Without Cause" (as defined in subsection (b);

     (ii) By virtue of Employee's death or Disability; or

     (iii)  By Employee by virtue of Employee's resignation,

and the Term of Active Employment may also be terminated for "Cause" (as defined in subsection (c));

     (b) Termination of the Term of Active Employment and of the Term of Service "Without Cause":

     (i) For the purposes of this Agreement, a Termination "Without Cause" shall mean any termination other than that for Cause including, without limitation, a termination

     [A]  for Employee's death, Disability or resignation;

     [B] effected by Employee following a Material Breach, as hereinafter described;

     (ii) If Company commits a Material Breach of this Agreement, Employee may, by written notice to Company, elect to treat such breach as a termination Without Cause and terminate his active employment as an officer, employee and director of Company and all subsidiaries, and receive from Company all of the payments required to be made pursuant to Section 13 hereof.

     (iii) In the event of a termination Without Cause, all obligations of Employee hereunder shall terminate except as set forth in subsection 5 (e) and
Section 7 hereof, and Employee shall be entitled to the benefits provided herein in the event of termination Without Cause.

     (c) Termination of the Term of Active Employment for Cause:

     (i) For the purposes of this Agreement, "Cause" shall mean

     [A] the willful and continued failure by Employee to substantially perform his duties with Company (other than any such failure resulting from Employee's Disability), after a demand for substantial performance is delivered to Employee by its Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or

     [B] the willful and gross misconduct by Employee that is materially and demonstrably injurious to Company; for purposes of this Section, no act, or failure to act, on the part of Employee shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Company.

     (ii) No termination of the Term of Active Employment shall be for Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee was guilty of conduct described above in subsections 11 (c) (i) [A] or [B], and specifying the particulars thereof in detail.

     (iii) Company shall have the burden of proof in demonstrating Cause as justifying termination.

     (iv) If this Agreement is terminated by Company for Cause, Employee shall continue to be bound by all provisions hereof as herein provided and Company shall have no obligation to Employee except

     [A] promptly to pay him the Salary and Bonus through the Termination Date (as defined in subsection 14 (a) (such Bonus to be calculated as provided in subsection 6 (b) above);

     [B]  to provide the insurance coverage pursuant to subsection 9 (c) above

     [C] to reimburse him for his business expenses properly incurred prior to the Termination Date; and

     [D]  to pay him his accrued vacation pay and the Pension.

12.  Special Death Benefits.   If Employee dies during the Term of Service,
     ----------------------
Special Death Benefits shall be paid by Company on account of Employee, as follows:

     (a) Within two weeks after notice of Employee's death is received by Company ("Notice"), Company shall pay to such person or persons designated in writing by Employee from time to time or, if no such designation is then in effect, to his estate (either herein called the "Beneficiary") a lump sum payment equal to the discounted present value of one year's Salary and Bonus or Consulting Fee (whichever was in effect at the time of Employee's death). The present value shall be determined using the "Applicable Discount Rate" (as hereafter defined).

     (b) Any Salary or Consulting Fee earned by, but unpaid and owing to, Employee at the time of his death shall be paid to the Beneficiary, within three business days after receipt by Company of the Notice.

     (c) Any Bonus for the prior fiscal year remaining unpaid at the date of Employee's death shall be paid, within three business days after receipt by Company of the Notice, to the Beneficiary. Any Bonus earned for the Bonus Year in which Employee dies shall be accrued pro rata on the basis of elapsed time during the Bonus Year, and shall be paid when bonuses are paid generally to other executive employees of Company for the Bonus Year in which Employee dies and shall be payable to the Beneficiary.

13.  Special Rights of Employee upon any Material Breach.
     ---------------------------------------------------

Employee shall be entitled to receive, within three (3) business days after the date of the Material Breach, an amount equal to the sum of (a), (b), (c), (d),
(e) and (f) below

     (a) The portion of the Salary and Bonus remaining unpaid through the Termination Date, if any, plus the discounted present value of any and all Salary and Bonus to which Employee is entitled for the period from the Termination Date to 31 December 1998 (the total of such Salary and Bonus is hereinafter referred to as the "Compensation Amount".

     (i) "Salary" for purposes of this subsection shall be deemed the annual salary rate in effect at the time of the Material Breach, increased by 5% for each successive calendar year following the Material Breach during the remaining Term of Active Employment.

     (ii) ''Bonus" for purposes of this subsection shall mean, for any year, an amount equal to 100% of the Salary payable to Employee for such year.

     (iii) The discounted present value of the Compensation Amount for the remaining Term of Active Employment shall be determined using the lowest of the following rates (hereinafter, the "Applicable Discount Rate"):

     [A] the average of the reference rate of Company's principal long-term lender during the two years prior to the date of the Material Breach,

     [B]  120% of the "Applicable Federal Rate" as determined pursuant to
Section 1274 of the Internal Revenue Code (the "Code"),

     [C] the 30 year Treasury bond rate in effect on the date of the Material Breach,

     [D] the rate which would be used in determining the cost of an annuity for an amount equal to the sum of the amounts due, and

     [E] the interest rate in effect on the date of the Material Breach determined under the regulations of the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution of less than $25,000, as such rates are determined under the rules in effect prior to the Retirement Protection Act (the "PBGC Rate").

     (b) The discounted present value of the Pension (the total amount of the Pension payable hereunder referred to hereinafter as the "Pension Amount").

     (i) For purposes of this subsection, the highest aggregate Salary and Bonus used to determine the Pension Amount shall be the sum of the Salary and Bonus payable to Employee for the calendar year ending December 31, 1998, utilizing the formula for determining such Salary and Bonus set forth in subsection 13 (a) above (but before the calculation of the net present value of such amount as described in subsection 13 (a).

     (ii) The discounted present value of the Pension Amount shall be determined

     [A]  using the Applicable Discount Rate

     [B] Employee's actuarially determined life expectancy (based on the 1983 Table) at the time of the Material Breach, and

     [C] assuming that payment of the Pension Amount would have commenced in January 1999.

     (c) The discounted present value of all amounts payable to Employee pursuant to Section 7 of this Agreement, determined using the same assumptions used to calculate the Pension Amount as set forth in (b) above (but before the calculation of the net present value of such amount as described in subsection 13 (a).

     (d) The discounted present value of the Benefit Amount. For purposes of this subsection, it is assumed that the Benefit Amount shall equal 10% of the annual salary payable for each remaining full or partial year during the Term of Active Employment, and the discounted present value shall be determined by using the Applicable Discount Rate.

     (e) the discounted present value of the payments pursuant to subsections 9
(c) (i) [B] and 9 (c) (ii) [A], if Employee so elects (but if not, Company shall provide the insurance coverages required under subsections 9 (c) (i) [A] and 9
(c) (ii) [B])

     (f) 299% of Employee's "base amount", as such term is defined in Section 280G of the Code.

14.  Payment of Actuarial Equivalent Upon Termination of the Term of Active
     ----------------------------------------------------------------------
Employment.
-----------

     (a) Within ten (10) business days after the termination or expiration of the Term of Active Employment for any reason other than Cause (including the expiration of the Term of Active Employment due to the early retirement of Employee) (hereinafter referred to as the "Termination Date"), and provided that as of the Termination Date no Material Breach has occurred, Company will pay to Employee (less applicable withholding and payroll taxes) in cash:

     (i) all Salary and Bonus to which Employee is entitled under this Agreement through the Termination Date; if the Termination Date occurs other than on 30 June, the Bonus shall be annualized and in an amount equivalent to what would have been payable to Employee had the Termination Date been 30 June of the year in which the Termination Date occurred and the average coupon rate had continued to that date.

     (ii) the amount required to reimburse Employee for business expenses incurred through the Termination Date and the cost of the Benefit Amount for the year in which the Termination Date occurs; and

     (iii) The amount equal to the then "Actuarial Equivalent" (as hereinafter defined) of all of the amounts to the receipt or benefit of which Employee is or will become entitled during his lifetime following the Termination Date pursuant to the provisions of subsections [A] and [B] next following (the
"Entitlements"):

     [A]  The Pension Amount; and

     [B] The premiums payable and to become payable on the Insurance Coverages, subject to the elections which may be made by Employee in subsection 9(c) above.

     (b) For purposes hereof, the term "Actuarial Equivalent" shall mean the value of the Entitlements, computed with respect to payments of amounts required to be paid to Employee under

     (i) subsection 14 (a) (iii) [A] above, as if such payments were paid to Employee on the first day of each month commencing with the first month immediately following the Termination Date, and

     (ii) subsection 14 (a) (iii) [B] above, as if such payments were made on the dates upon which such premiums first became due, using, for both subsections 14 (b) (i) and 14 (b) (ii) above

     [A] the number of the years (to two decimal places) of Employee's life expectancy (and for subsection 14 (a) (iii) [B] the respective life expectancies of Employee and his spouse as applicable and pursuant to subsection 9 (c)) on the Termination Date (based on the 1983 Table), and

     [B] a discount rate equal to the Applicable Discount Rate determined based upon the Termination Date, and not the date of the Material Breach.

     (c) (i) Provided that no Material Breach has occurred prior to the Termination Date, promptly following the Termination Date, Company, Employee and either an independent corporate trustee (such as a bank trust department that may be granted corporate trustee powers under the law of the state of its incorporation) or, if legally permissible, an individual selected by Employee (the "Trustee") reasonably satisfactory to Company and Employee, shall enter into a trust agreement (the "Trust Agreement") in the form annexed to Amendment No. 3 to the Amended Employment Agreement dated as of November 10, 1988 between Company and Employee, and Company shall deliver to the Trustee within ten (10) business days after execution of the Trust Agreement funds sufficient to pay to Employee the compensation payable to him under Section 7 of this Agreement using the number of the years (to two decimal places) of Employee's life expectancy on the Termination Date (based on the 1983 Table). The Trustee shall be designated by Employee subject to the approval of Company, which approval shall not be unreasonably withheld or delayed, and the fees and expenses of the Trustee shall be paid as provided in the Trust Agreement.

     (ii) To the extent any of the said payments are not made by the Trustee for any reason, such payments shall be timely made by Company. If such payments are suspended during insolvency, each payment made after suspension shall include interest at a current rate for 30 day Treasury bills for the period from the time such suspended payment should have been made until such payment is actually made; and the compensation payable pursuant to Section 7 of this Agreement shall be increased by the amount of such interest.

     (iii) If a Change of Control Event occurs after the Termination Date, Employee shall be entitled to receive from the Trustee in a lump sum, within three (3) business days, all of the remaining amounts payable to him under subsections 13 (c) and 13 (e) above.

     (d) The determination of any disputes regarding the calculation of the amounts payable pursuant to Sections 13 or 14 shall be referred to the primary public accounting firm engaged as of the Termination Date to audit the books and records of Company (the "Auditors"), whose determination shall be final.

     (e) The foregoing notwithstanding, to the extent that payments have been made to or for the benefit of Employee pursuant to Section 13, no additional payments shall be required to be made under this Section 14.

     (f) If Employee dies before the occurrence of a Material Breach and the termination of the Term of Active Employment, an amount equal to ten (10) times the net present value, using the Applicable Discount Rate, of the Pension shall be made in one lump sum to the beneficiary or beneficiaries who are to receive such amount in case of his death or, failing such designation, to his estate. Employee may, from time to time, designate any beneficiary or beneficiaries who are to receive amounts hereunder in case of his death, and may amend or revoke such designations, in each case by written notice to Company. He may declare any designation to be irrevocable, in which case he shall have no power to revoke or amend such designation. If no such designation has been made, or if a designee shall predecease Employee (and no successor designee has been provided), payment shall be made to his estate.

     (g) Employee may elect early retirement at any time without loss of
benefits as and to the extent provided hereby.   The date of such retirement
shall be deemed the Termination Date.

15.  Golden Parachute.
     ----------------

     The parties agree that it is their intent to comply with the "safe harbor" provisions of Section 280G of the Code. In order that the amounts payable pursuant to this Agreement do not constitute "excess parachute payments" within the meaning of said Section 280G, the payments and other consideration provided for hereunder shall, to the extent necessary, be reduced accordingly so that no such payment shall constitute an excess parachute payment. Employee shall repay any amounts determined by the Auditors to be necessary to ensure such compliance, which determination shall be final, binding and conclusive for all purposes hereunder. If and to the extent that any payment or other consideration provided for hereunder is determined by the Internal Revenue Service to be an "excess parachute payment" within the meaning of said Section 280G of the Code and either a determination is reasonably made by Employee not to challenge such determination or the challenge to such determination is not successful, Employee shall, promptly upon the written request of Company, repay such amount to Company as is necessary so that no such payment or other consideration will constitute an "excess parachute payment". If Employee elects to challenge such determination, Company shall cooperate with Employee in making such challenge and shall pay all costs and expenses, including, without limitation, all accounting and attorneys' fees, thereby incurred.

16.  Binding Effect and Governing Law.
     --------------------------------

     (a) The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon Company and its successors and assigns, including any corporation with which Company shall merge or consolidate or to which it shall sell all or substantially all of its assets. This Agreement is otherwise nonassignable.

     (b) The interpretation and construction of this Agreement shall be governed by the laws of the State of New York.

17.  Arbitration.
     -----------

     Disputes between the parties arising under or with respect to this Agreement shall be submitted to arbitration in the City of New York by a single arbitrator under the rules of the American Arbitration Association (or any successor or similar organization) and the arbitration award shall be binding upon the parties and enforceable in any court of competent jurisdiction. The cost of arbitration including counsel fees, shall be borne by Company unless the arbitrator specifically determines that Employee's position was frivolous and without reasonable foundation.

18.  Miscellaneous.
     --------------

     (a) This Agreement may not be modified, amended or rescinded except by a writing duly signed by the parties hereto.

     (b) All notices or other communications described herein or contemplated hereby shall be in writing and shall be deemed to have been duly given if delivered personally, by reputable overnight courier service or by telecopier (with proof of delivery) or mailed by registered or certified mail, return receipt requested,

     (i) if to Company, directed to The Union Corporation at 145 Mason Street, Greenwich, Connecticut 06830, and

     (ii) if to Employee, directed to Mr. Melvin L. Cooper at 745 Fifth Avenue, New York, New York 10022, with a copy to Harry R. Hauser, Esq., Gadsby & Hannah LLP, 225 Franklin Street, 22nd Floor, Boston, MA 02110, or to such other address as the parties may in writing establish by notice in accordance herewith.

     (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

19.  Severability.
     ------------

     If any provision herein shall, by competent legal authority, that is, by arbitration or court proceedings, be determined to be invalid or contrary to law, then that provision alone shall be deemed deleted herefrom and the remainder hereof shall survive.

20.  Litigation.
     ----------

     All litigation or inquiries by third parties (for example, but not limited to, those by shareholders - direct or derivative - or government agencies) arising out of or in connection with this Agreement or Employee's performance hereunder, against either Company or Employee or both, shall be defended or opposed by the parties hereto, as the case may be, to support this Agreement, and counsel for the parties and the costs, fees and expenses thereof shall be borne by Company. Company further undertakes to indemnify Employee for all acts or omissions as an officer or director or employee of Company or any subsidiary thereof, to the full extent provided or permitted under Delaware law, against all damages, expenses and costs (including reasonable counsel fees) in any action or proceeding commenced during, or at any time after, the Term of Service.

21.  Other Obligations
     -----------------

     In addition to other liabilities and obligations of Company that survive the Termination of Active Employment and, under circumstances described in this Agreement, the Term of Service, the following liabilities and obligations of Company shall remain in full force and effect thereafter:

     (a) those to indemnify Employee as provided in the Certificate of Incorporation and the By-laws of Company;

     (b) those under that certain Indemnification Agreement dated as of August 27, 1990, as amended, between Employee and Company; and

     (c) those under any stock option agreements between Employee and Company.

     IN WITNESS WHEREOF, Company has caused this Amended and Restated Employment Agreement to be signed and sealed by its undersigned officer, hereunto duly authorized, and Employee has set his hand hereto, all as of the day and year first above written.


ATTEST:                             THE UNION CORPORATION


                                   By:/s/ William B. Hewitt
--------------------------            --------------------------
                                      William B. Hewitt
                                      President and Chief
                                         Executive Officer


                                   /s/ Melvin L. Cooper
--------------------------         -----------------------------
Witness                            Melvin L. Cooper